Exhibit 5.1
March 10, 2010
Brandywine Realty Trust
555 East Lancaster Avenue, Suite 100
Radnor, Pennsylvania 19087
Ladies and Gentlemen:
          We have acted as counsel to Brandywine Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the offer and sale of up to 15,000,000 shares (the “Shares”) of common shares of beneficial interest, par value $0.01 per share (“Common Shares”) of the Company, covered by the Company’s Registration Statement on Form S-3 (Registration No. 333-158589) (as the same may be amended and supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares will be sold pursuant to (i) the Sales Agency Financing Agreement, dated as of January 11, 2010, among the Company, the Operating Partnership and BNY Mellon Capital Markets, LLC; (ii) the Sales Agency Financing Agreement, dated as of January 11, 2010, among the Company, the Operating Partnership and Citigroup Global Markets Inc. and/or (iii) the Sales Agency Financing Agreement, dated as of January 11, 2010, among the Company, the Operating Partnership and Deutsche Bank Securities Inc. (collectively, the “Sales Agency Financing Agreements”).
          In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
          1. The Registration Statement, including the Prospectus dated April 29, 2009 included therein that is part of the Registration Statement and the Prospectus Supplement filed with the Commission on January 11, 2010, each in the form in which it was transmitted to the Commission under the Securities Act;
          2. The Declaration of Trust of the Company, as amended and supplemented through the date hereof (the “Declaration of Trust”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

Brandywine Realty Trust
March 10, 2010

          3. The Bylaws of the Company, as amended through the date hereof;
          4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
          5. Resolutions adopted by the Board of Trustees of the Company, or a duly authorized committee thereof, relating to the offer and sale of the Shares (the “Resolutions”), certified by an officer of the Company as being complete, accurate and in effect;
          6. The Sales Agency Financing Agreements;
          7. Such other documents, records, instruments, and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
          In expressing the opinion set forth below, we have assumed the following:
          a. Each individual executing any of the Documents is legally competent to do so.
          b. Each individual executing any of the Documents on behalf of a party (other than the Company and the Operating Partnership) is duly authorized to do so.
          c. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or conduct of the parties or otherwise.
          d. The Designated Shares will not be issued or transferred in violation of any restriction contained in the Declaration of Trust or other organizational document of the Company or the Operating Partnership.
          e. We have assumed that a sufficient number of authorized but unissued Common Shares will be available for issuance when the Shares are issued.
          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
          1. The Company is a real estate investment trust duly formed and existing under

Brandywine Realty Trust
March 10, 2010

and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
          2. The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Sales Agency Financing Agreements will be validly issued, fully paid and non-assessable.
          The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
          No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made.
          This opinion is being furnished to you for your submission to the Commission as an exhibit to the reports filed on Form 8-K (the “8-K”), to be filed by the Company and by the Operating Partnership with the Commission on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm therein and under the section “Legal Matters” in the Prospectus and the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ Pepper Hamilton LLP

PEPPER HAMILTON LLP